Exhibit (h)(5)

THRIVENT SERIES FUND, INC.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

April 18, 2008

Bruce J. Nicholson, Chairman, President

and Chief Executive Officer

Thrivent Financial for Lutherans

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Dear Mr. Nicholson:

This letter is to confirm to you that Thrivent Series Fund, Inc. (the “Fund”) has created ten new series of shares to be known as Thrivent Partner Worldwide Allocation Portfolio, Thrivent Equity Income Plus Portfolio, Thrivent Partner Emerging Markets Portfolio, Thrivent Partner Socially Responsible Stock Portfolio, Thrivent Partner Socially Responsible Bond Portfolio, Thrivent Partner All Cap Value Portfolio, Thrivent Partner All Cap Growth Portfolio, Thrivent Partner Healthcare Portfolio, Thrivent Partner Natural Resources Portfolio and Thrivent Partner Utlities Portfolio. Pursuant to Section 1 of the Administration Contract, dated January 1, 2004, between the Fund and Thrivent Financial for Lutherans (the “Agreement”), the Fund desires to retain Thrivent Financial for Lutherans to provide administrative services under the Agreement to each of the above-referenced portfolios as a “Portfolio” covered by the Agreement for an annual fee equal to 0.03 percent (0.03%) of each Portfolio’s average daily net assets and under such other terms as provided for in the Agreement.

Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

THRIVENT SERIES FUND, INC.

By:	/s/ Pamela J. Moret
Pamela J. Moret
President

ACCEPTED AND AGREED TO:

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Bruce J. Nicholson
Bruce J. Nicholson
Chairman, President and Chief Executive Officer